Exhibit 3.435
CONRAD T. HUBNER, ESQ.
690 Market Street, Suite 1400
San Francisco, California 94104
Telephone: (415) 986-5200
ARTICLES OF INCORPORATION
OF
DELTA PAPER STOCK, CO.
I	The name of this corporation is DELTA PAPER STOCK, CO.
II	The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practise of a profession permitted to be incorporated by the California Corporations Code.
III	The name and the address in the State of California of the corporations initial agent for service of process is
Gregory Basso
6416 Monitor Place
Stockton, Ca 95209
IV	This corporation is authorized to issue only one class of stock and the total number of shares which this corporation shall have authority to issue is three thousand (3000) shares; the par value of each share is one hundred dollars ($100); the aggregate par value of all shares is three hundred thousand dollars ($300,000)

V	There shall be three directors; the names and addresses of the persons who are to act in the capacity of directors until the selection of their successors are:

NAME	ADDRESS
Frank J. Garavano	7411 Parkwood Drive
Stockton, Ca 95207

Gregory Basso	6416 Monitor Place
Stockton, Ca 95209

Joseph L Betts	205 Drouin Drive
Rio Vista, Ca 94571
IN WITNESS WHEREOF, we have hereunto set our hands this _____ day of July, 1978.

/s/ Frank J. Garavano
Frank J. Garavano

/s/ Gregory Basso
Gregory Basso

/s/ Joseph L Betts
Joseph L Betts

The undersigned each for himself does hereby declare, I am one of persons who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Gregory Basso
Gregory Basso

/s/ Frank J. Garavano
Frank J. Garavano

/s/ Joseph L Betts
Joseph L Betts